Exhibit 4.2

MKS INSTRUMENTS, INC.

DESCRIPTION OF CAPITAL STOCK REGISTERED

UNDER SECTION 12 OF THE EXCHANGE ACT

The following description is a summary of the terms of our capital stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is qualified in its entirety by reference to our Restated Articles of Organization, as amended (“Charter”) and our Amended and Restated By-laws (“By-laws”), each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K, and certain applicable provisions of Massachusetts law. As used in this “Description of Capital Stock Registered Under Section 12 of the Exchange Act,” the terms “Company,” “we,” “our” and “us” refer to MKS Instruments, Inc.

Authorized Capital Shares

Our authorized capital stock consists of 200,000,000 shares of common stock, no par value per share (“Common Stock”), and 2,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

Common Stock

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Board of Directors. Our By-laws divide the board of directors into three classes with staggered three-year terms. Under our By-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled by vote of a majority of our directors then in office, unless and until filled by the shareholders. Furthermore, our By-laws provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our shareholders to change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Advance Notice Requirements. Our By-laws require that we be given advance notice of proposals that shareholders wish to present for action at an annual meeting of shareholders (“Annual Meeting”), including director nominations (other than proposals made in compliance with Rule 14a-8 of the Exchange Act). The required written notice must be delivered to our Secretary at our principal office at least 90 days but no more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting or it will be considered untimely. However, in the event that the date of the Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s Annual Meeting, a shareholder’s notice must be received no earlier than the 120th day prior to the Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the Annual Meeting and (ii) the seventh day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever occurs first.

Action by Written Consent; Special Meetings. Although our Charter and By-laws allow shareholders to act by written consent, such written consent must be signed by all shareholders entitled to vote on the matter to be approved. This significantly restricts the ability of our shareholders to act by written consent.

In addition, under our By-laws, special meetings of shareholders may be called only by our President or our Board of Directors. In addition, upon written application by one or more shareholders holding at least 40% of the shares of stock entitled to vote on the matter, special meetings of shareholders may be called by our Secretary.

Dividend Rights. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, that may be declared from time to time by our Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock will share ratably in all assets legally available for distribution to our shareholders in the event of dissolution.

Other Rights and Preferences. Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Blank Check Preferred Stock.

Our Charter allows our Board of Directors to issue shares of Preferred Stock without the further approval of our shareholders. This is sometimes referred to as “blank check” preferred stock. The effects of such issuance, among other things, could include the dilution in the voting power of our Common Stock if the Preferred Stock has voting rights and the reduction or restriction of the rights of holders of Common Stock to receive a payment in the event of any liquidation, dissolution or winding up of our Company. In some circumstances, the issuance of Preferred Stock may render more difficult or expensive or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. In addition, our Board of Directors could utilize the shares of Preferred Stock in order to adopt a shareholder rights plan, or “poison pill,” which could have the effect of discouraging or delaying a takeover of our Company.

Provisions of Our Charter and By-laws and Massachusetts Law that Could Delay or Defer a Change in Control. Our Charter and Bylaws contain provisions that may make the acquisition of control of our Company without the approval of our Board of Directors more difficult, as described above.

The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated shareholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

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before the date on which the person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested shareholder;

•	the interested shareholder acquires at least 90% of the outstanding voting stock of the corporation at the time it becomes an interested shareholder; or

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the business combination is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested shareholder.

An interested shareholder is generally a person owning 5% or more of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested shareholder that result in a financial benefit to the interested shareholder.

The Massachusetts General Laws also contain control share acquisitions provisions. We have elected to opt out of the control share acquisitions provisions, however, we may opt into these control share acquisitions provisions by amending our By-laws. In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more, of the voting power of the corporation in the election of directors, cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the shareholders of the corporation.

The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

•	the person making an acquisition of this nature;

•	any officer of the corporation; and

•	any employee who is also a director of the corporation.

There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party, and acquisitions of shares directly from the corporation or a wholly-owned subsidiary of the corporation.

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